Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Third Quarter 2006 Earnings

November 7, 2006, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust, announced its third quarter 2006 operating results. Total revenue for the quarter ended September 30, 2006 increased 5.1% to $34,860,000 compared to $33,182,000 for the 2005 quarter. Operating income before minority interests and preferred stock dividends increased 6.5% to $10,328,000 compared to $9,694,000 for the comparable 2005 quarter. Net income available to common stockholders was $6,321,000 or $0.37 per diluted share for the 2006 quarter, a per share increase of 5.7% compared to $5,856,000 or $0.35 per diluted share for the 2005 quarter. Successful leasing activity at several core shopping centers and operating income from development properties produced the significant portion of increased operating income for the 2006 quarter.

Overall same property revenue for the total portfolio increased 5.3% for the 2006 third quarter compared to the same quarter in 2005 and same property operating income increased 4.5%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting periods. Property operating income is calculated as total property revenue less property operating expenses, provision for credit losses and real estate taxes. Same property operating income in the shopping center portfolio increased 5.2% for the 2006 third quarter, compared to the prior year’s quarter. Successful leasing activity at several core shopping centers was the primary contributor to the improvement in same property results. Same property operating income in the office portfolio increased 2.6% for the 2006 quarter, compared to the prior year’s quarter.

For the nine month period ended September 30, 2006, total revenue increased 8.3% to $102,075,000 compared to $94,241,000 for the 2005 period. Operating income before minority interests and preferred stock dividends increased 8.1% to $29,485,000 compared to $27,285,000 for the comparable 2005 period. Net income available to common stockholders was $17,825,000 or $1.04 per diluted share for the 2006 period, a per share increase of 13.0% compared to $15,337,000 or $0.92 per diluted share for the 2005 period. Overall same property revenue for the total portfolio increased 4.7% for the 2006 nine month period compared to the same period in 2005 and same property operating income increased 4.4%. Shopping center same property operating income increased 6.1% due to successful leasing activity at several core shopping centers and office same property operating income increased 0.1% compared to the 2005 period.

www.SaulCenters.com

As of September 30, 2006, 97.0% of the operating portfolio was leased, compared to 97.2% a year earlier.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 0.4% to $14,791,000 in the 2006 third quarter compared to $14,856,000 for the same quarter in 2005. On a diluted per share basis, FFO available to common shareholders decreased 3.0% to $0.65 per share for the 2006 quarter compared to $0.67 per share for the 2005 quarter. During the 2005 quarter, the Company included $1,555,000 ($0.07 per diluted share) in FFO due to the resolution of a land use dispute with a property owner adjacent to Lexington Mall. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. FFO available to common shareholders for the 2006 nine month period increased 7.9% to $42,724,000 from $39,594,000 during the 2005 period. FFO available to common shareholders increased 5.0% to $1.89 per diluted share for the 2006 nine month period compared to $1.80 per diluted share for the 2005 period. Without considering the effects of the Lexington Mall land use settlement in each of the prior year periods, FFO increased in the 2006 quarter and year to date periods primarily as a result of increased operating income from successful leasing activity at several core shopping centers and operating income from new developments.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 46 community and neighborhood shopping center and office properties totaling approximately 7.7 million square feet of leaseable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Real estate investments
Land	$149,863	$139,421
Buildings and equipment	611,585	575,504
Construction in progress	72,603	47,868

	834,051	762,793
Accumulated depreciation	(210,025)	(195,376)

	624,026	567,417
Cash and cash equivalents	7,514	8,007
Accounts receivable and accrued income, net	24,497	23,410
Deferred leasing costs, net	19,056	19,834
Prepaid expenses, net	3,961	2,540
Deferred debt costs, net	5,595	5,875
Other assets	5,090	4,386

Total assets	$689,739	$631,469

Liabilities
Mortgage notes payable	$490,897	$471,931
Revolving credit facility	31,000	10,500
Dividends and distributions payable	11,492	11,319
Accounts payable, accrued expenses and other liabilities	18,624	13,679
Deferred income	12,684	9,558

Total liabilities	564,697	516,987

Minority Interests	5,926	3,068

Stockholders’ Equity
Preferred stock	100,000	100,000
Common stock	172	169
Additional paid in capital	134,699	123,339
Accumulated deficit	(115,755)	(112,094)

Total stockholders’ equity	119,116	111,414

Total liabilities and stockholders’ equity	$689,739	$631,469

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenue
Base rent	$27,736	$25,023	$81,826	$73,664
Expense recoveries	5,802	5,004	16,722	14,684
Percentage rent	326	407	924	1,418
Other	996	2,748	2,603	4,475

Total revenue	34,860	33,182	102,075	94,241

Operating Expenses
Property operating expenses	4,264	3,437	12,195	10,693
Provision for credit losses	115	50	302	183
Real estate taxes	3,129	2,830	9,175	8,170
Interest expense and amortization of deferred debt	8,145	7,525	24,236	22,549
Depreciation and amortization of leasing costs	6,463	7,162	19,239	18,309
General and administrative	2,416	2,484	7,443	7,052

Total operating expenses	24,532	23,488	72,590	66,956

Operating Income	10,328	9,694	29,485	27,285
Minority Interests	(2,007)	(1,838)	(5,660)	(5,948)

Net Income	8,321	7,856	23,825	21,337
Preferred Dividends	(2,000)	(2,000)	(6,000)	(6,000)

Net Income Available to Common Stockholders	$6,321	$5,856	$17,825	$15,337

Per Share Net Income Available to Common Stockholders :
Diluted	$0.37	$0.35	$1.04	$0.92

Weighted Average Common Stock Outstanding :
Common stock	17,118	16,733	17,008	16,604
Effect of dilutive options	148	127	144	103

Diluted weighted average common stock	17,266	16,860	17,152	16,707

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to Funds From Operations (FFO) (1)
Net Income	$8,321	$7,856	$23,825	$21,337
Add: Real property depreciation & amortization	6,463	7,162	19,239	18,309
Add: Minority interests	2,007	1,838	5,660	5,948

FFO	16,791	16,856	48,724	45,594
Less: Preferred dividends	(2,000)	(2,000)	(6,000)	(6,000)

FFO available to common shareholders	$14,791	$14,856	$42,724	$39,594

Weighted Average Shares Outstanding :
Diluted weighted average common stock	17,266	16,860	17,152	16,707
Convertible limited partnership units	5,417	5,236	5,387	5,214

Diluted & converted weighted average shares	22,683	22,096	22,539	21,921

Per Share Amounts:
FFO available to common shareholders	$0.65	$0.67	$1.89	$1.80

Reconciliation of Net Income to Same Property Operating Income
Net Income	$8,321	$7,856	$23,825	$21,337
Add: Interest expense and amortization of deferred debt	8,145	7,525	24,236	22,549
Add: Depreciation and amortization of leasing costs	6,463	7,162	19,239	18,309
Add: General and administrative	2,416	2,484	7,443	7,052
Less: Interest income	(54)	(224)	(220)	(521)
Add: Minority interests	2,007	1,838	5,660	5,948

Property operating income	27,298	26,641	80,183	74,674
Less: Acquisitions & developments	(1,506)	(133)	(5,139)	(919)
Less: Lexington property operating income	(22)	(1,846)	(25)	(1,926)

Total same property operating income	$25,770	$24,662	$75,019	$71,829

Total Shopping Centers	$18,837	$17,905	$54,853	$51,690
Total Office Properties	6,933	6,757	20,166	20,139

Total same property operating income	$25,770	$24,662	$75,019	$71,829

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.